UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form 8-K
                               CURRENT REPORT

                       Pursuent to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

              Date of Report  (Date of earliest event reported)

                           February 26, 1998

                            BB&T Corporation
            (Exact name of registrant as specified on its charter)

                      Commission file number:  1-10853

         North Carolina                                    56-0939887
    (State of Incorporation)             (I.R.S.  Employer Identification No.)

       200 West Second Street
    Winston-Salem, North Carolina                            27101
(Address of principal executive offices)                   (Zip Code)

                               (336) 733-2000
              (Registrant's telephone number, including area code)

This Form 8-K has 3 pages. The sequential numbering of the pages is indicated in the lower right hand corner.


ITEM 5.   OTHER EVENTS

          The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation has executed a definitive agreement to acquire Maryland Federal Bancorp, Inc. of Hyattsville, Md.

EXHIBIT INDEX

Exhibit 99.1 Announcement to acquire Maryland Federal Bancorp, Inc. of Hyattsville, Md.

BB&T Corporation to acquire Maryland Federal Bancorp, Inc. of Hyattsville, Md.

         BB&T Corporation ("BB&T") announced on February 25, 1998, that it will acquire Maryland Federal Bancorp, Inc. ("Maryland Federal") of Hyattsville, Md., in a stock transaction valued at $37.05 per Maryland Federal common share, or $265.3 million in the aggregate, based on BB&T's closing price of $62.00 per share on Tuesday, February 24, 1998. The acquisition will more than double BB&T's presence in the metropolitan Washington, D.C. area.

         The transaction, approved by the Boards of Directors of BB&T and Maryland Federal on February 24 and February 25, respectively, will be accounted for as a purchase. The merger will be effected through the exchange of BB&T common stock for all outstanding shares of Maryland Federal common stock in the following manner. Maryland Federal shareholders will receive BB&T common stock with a market value of $36.00 for each share of Maryland Federal common stock held; provided however, the number of BB&T common shares exchanged for each Maryland Federal common share will be no less than .5975 and no greater than
 .6102 (subject to possible upward adjustment under certain conditions). All exchange ratio calculations will be based on the average price of BB&T common stock for a specified 10-day trading period prior to closing.

         Concurrent with the execution of the merger agreement, Maryland Federal granted BB&T an option to purchase 1,290,000 shares of Maryland Federal common stock at a price of $30.50 per share. The exercise of the option is permitted only upon the occurrence of events related to an actual or proposed acquisition of Maryland Federal by a third party.

         Management estimates annual cost savings of $2.9 million, or approximately 15% of Maryland Federal's current expense base, to be achieved as a result of the merger. Management projects the acquisition will be slightly dilutive to BB&T's earnings per share in the first two years after consummation but become accretive thereafter.

         Maryland Federal, with approximately $1.2 billion in assets as of November 30, 1997, operates 28 full service banking offices in 24 cities. Maryland Federal is the 11th largest financial institution in Maryland as ranked by total deposits. Maryland Federal common stock is traded on the NASDAQ National Market System under the symbol MFSL.

        BB&T  will  have  approximately   $5  billion  in  assets   in  Virginia
and the metropolitan D.C. area following its acquisition of Maryland Federal and the completion of previously announced mergers with Life Bancorp. of Norfolk, Va. and Franklin Bancorporation of Washington, D.C.

         The merger, which is subject to the approval of the shareholders of Maryland Federal and federal and state banking regulators, is expected to be completed in the third quarter of 1998. After consummation of the merger, Maryland Federal President and Chief Executive Officer Robert Halleck will become president of BB&T's new Maryland region and directors of Maryland Federal will become members of the Maryland regional board.

         BB&T, a multi-bank holding company with $29.2 billion in assets as of December 31, 1997, operates 506 banking offices in the Carolinas and Virginia. BB&T common stock is listed on the New York Stock Exchange under the symbol BBK.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              BB&T CORPORATION
                                                (Registrant)

                                              By:   /S/ SHERRY A. KELLETT

                                                      Sherry A. Kellett
                     Executive Vice President and Controller
                         (Principal Accounting Officer)

Date: February 26, 1998